Exhibit 99.1

Peter A. Hegedus Joins AZZ incorporated Board of

Directors

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Joe Diaz or Robert Blum
Internet: www.lythampartners.com

October 4, 2006 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced that Mr. Peter A. Hegedus has joined the Company’s Board of Directors.

Mr. Hegedus most recently served as the Country Manager-ABB Hungary and President of ABB Kft., a position he has held since June 1995, responsible for all activities of the global ABB organization in Hungary. Prior to his current assignment, he was Vice President and General Manager of ABB SUSA Middle East & North Africa Regions, located out of Cairo Egypt. In that capacity he was responsible for all activities of ABB SUSA in the region, including several major infrastructure projects in the environmental and power generation and distribution fields. Mr. Hegedus received his B.Sc. (Hons) Civil engineering, from the University of Aston, Birmingham England. He is a Professional Engineer, registered in Pennsylvania and Ontario, Canada.

“We are pleased to announce the addition of Peter to our Board,” stated Dr. Kirk Downey, Chairman of the Board and Chairman of the Nominating and Governance Committee. “Mr. Hegedus brings an impressive background in the areas of electrical equipment, and international business. His experience will provide considerable perspective and guidance as we continue to execute our strategies to increase the international presence of the Company, which are critical to our efforts to increase shareholder value.”

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as, a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

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